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Exhibit 4(o)
------------
                             E. STANLEY KARDATZKE,
              TRUSTEE OF THE E. STANLEY KARDATZKE REVOCABLE TRUST

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT UNDER SPECIFIC LIMITED CIRCUMSTANCES, AN OPINION OF COUNSEL FOR THE HOLDER, CONCURRED IN BY COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

INTEGRATED MEDICAL RESOURCES, INC.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

Lenexa, Kansas
$1,000,000  July 1, 1998

          1.  Principal and Interest.
                                     ----------------------
          INTEGRATED MEDICAL RESOURCES, INC. (the "Company"), a Kansas corporation, for value received, hereby promises to pay to the order of E. Stanley Kardatzke, Trustee of the E. Stanley Kardatzke Revocable Trust, or holder ("Payee") in lawful money of the United States at the address of Payee set forth below, the principal amount of One Million and No/100 ($1,000,000), or, if less, the amount actually lent by Payee to the Company pursuant to that certain Note and Warrant Agreement of even date herewith (the "Agreement"), together with simple interest at a rate equal to the sum of the prime rate as quoted by the Bank of America NT & SA, calculated as of the date hereof, plus one percent (1.0%), per annum.

          The loans made by the Payee to the Company shall be as specified on the schedule of advances following the signature page hereto. Upon the making of a loan by the Payee, such loan shall be reflected on such schedule.

          The principal of and accrued interest on this Note is due and payable on December 31, 1998. At its option, the Payee may extend such due date for up to two additional six month periods. This Note may be prepaid without penalty, in whole or in part, at any time.

          Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to Company for cancellation.

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     2.  Subordination.
         -------------

          (a) "Senior Indebtedness" means the principal of and premium, if any, and interest on indebtedness of the Company for money borrowed from commercial banks, equipment lessors or other financial institutions under a secured or unsecured line of credit, term loan or equipment lease.

          (b) The Company agrees and the holder of each Note, by acceptance thereof, agrees, expressly for the benefit of the present and future holders of Senior Indebtedness, that, except as otherwise provided herein, upon (i) an event of default under any Senior Indebtedness, or (ii) any dissolution, winding up, or liquidation of the Company, whether or not in bankruptcy, insolvency or receivership proceedings, the Company shall not pay, and the holder of such Note shall not be entitled to receive, any amount in respect of the principal and interest of such Note unless and until the Senior Indebtedness shall have been paid or otherwise discharged. Upon (1) an event of default under any Senior Indebtedness, or (2) any dissolution, winding up or liquidation of the Company, any payment or distribution of assets of the Company, which the holder of this Note would be entitled to receive but for the provisions hereof, shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness ratably according to the aggregate amounts remaining unpaid on Senior Indebtedness after giving effect to any concurrent payment or distribution to the holders of Senior Indebtedness. Subject to the payment in full of the Senior Indebtedness and until this Note is paid in full; the holder of this Note shall be subrogated to the rights of the holders of the Senior Indebtedness (to the extent of payments or distributions previously made to the holders of Senior Indebtedness pursuant to this paragraph 2(b)) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness.

          (c) This Section 2 is not intended to impair, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the holder of this Note, the unconditional and absolute obligation of the Company to pay the principal of and interest on the Note or affect the relative rights of the holder of this Note and the other creditors of the Company, other than the holders of Senior Indebtedness. Nothing in this Note shall prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under the Note, subject to the rights, if any, of the holders of Senior Indebtedness in respect to cash, property or securities of the Company received upon the exercise of any such remedy.

     3.  Conversion.
         ----------

          (a) At the sole option of the Payee, by written notice to the Company, the outstanding principal balance of this Note shall be converted upon the closing of the Company's next equity financing (the "Next Financing") involving the receipt by the Company of, in the aggregate, more than $4,000,000 (excluding amounts received on conversion of the Notes), into securities issues in the next equity financing (the "Securities") at the purchase price paid for the Securities by the investors in the Next Financing. If not converted at the time of the Next Financing, all rights of Payee to convert shall terminate.

          (b) Upon conversion of this Note, the outstanding principal shall be converted automatically without any further action by the holder and whether or not the Note is surrendered to the Company or its transfer agent. The Company shall not be obligated to issue

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certificates evidencing the shares of the securities issuable upon such automatic conversion unless such Notes are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement or indemnification issue and deliver at such office to such holder of such Note, a certificate or certificates for the securities to which the holder shall be entitled and a check payable to the holder in the amount of any accrued and unpaid interest on such Note and any cash amounts payable as the result of a conversion into fractional shares of the Securities. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of closing of the Next Financing. The persons or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

     4. Attorneys' Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by Payee.

     5.  Notices.   Any notice, other communication or payment required or
permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or upon deposit in the United States mail for mailing by certified mail, postage prepaid, and addressed as follows:

     If to Payee:    At the address set forth on the signature page of the
                     Agreement

     If to Company:  At the address of the Company's principal executive office set forth on page 1 of the Agreement.

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressee notice of such new address in conformance with this paragraph.

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     6.  Acceleration.  This Note shall become immediately due and payable if
(i) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding up, composition or other relief under state and federal bankruptcy laws; or (ii) such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within (60) days after its commencement.

     7. Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of Kansas, without regard to the conflicts of laws provisions hereof.

                                       INTEGRATED MEDICAL RESOURCES, INC.


                                       By:/s/ E. Stanley Kardatzke, M.D.
                                          --------------------------------------


                                       Title:  Chairman & CEO
                                              ----------------------------------
Schedule of Advances:

July 1, 1998 (initial advance)                    $300,000

________________, 199__                           $______________

________________, 199__                           $______________


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